Exhibit 11

CONSENT OF INDEPENDENT PUBLIC ACCOUNTING FIRM

May 5, 2021

Board of Directors

Cloudastructure, Inc.

We hereby consent to the inclusion in the Offering Circular (or other associated documents) filed under Regulation A tier 2 on Forms 1-A, 1-A POS or 1-K of our reports dated April 21, 2021, with respect to the balance sheets of Cloudastructure, Inc. as of December 31, 2020 and 2019 and the related statements of operations, shareholders’ equity/deficit and cash flows for the calendar years ended December 31, 2020 and 2019 and the related notes to the financial statements.

               /s/ IndigoSpire CPA Group

IndigoSpire CPA Group, LLC

Aurora, Colorado